SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 20, 2006

Xcel Energy

(Exact name of registrant as specified in its charter)

New Mexico

(State or other jurisdiction of incorporation)

1-3034	41-0448030
(Commission File Number)	(IRS Employer Identification No.)

414 Nicollet Mall, Minneapolis, Minnesota	55401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 612-330-5500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

In April 2006, Public Service Company of Colorado (PSCo), a wholly owned subsidiary of Xcel Energy Inc., filed with the Colorado Public Utilities Commission (CPUC) to increase electricity rates by $208 million annually, beginning Jan. 1, 2007.  The request was based on two components, including an increase in base rate revenues of $178 million and an estimated $30 million increase in purchased capacity cost adjustment (PCCA) revenue.  The base rate request was based on a return on equity of 11 percent, an equity ratio of 59.9 percent and an electric rate base of $3.4 billion.  No interim rate increase was implemented.  The PCCA request was based on 2007 projected costs and a revenue credit to customers for one wholesale contract.

On Aug. 18, 2006, PSCo received testimony from 10 intervenor groups, including the staff of the CPUC and the Office of Consumer Counsel (OCC). The intervenor testimony addressed a multitude of cost-of-service issues and recommended various reductions to PSCo’s requested increase.  The intervenors’ recommended increases, as subsequently corrected, ranged from $35 million to $91.4 million, exclusive of PCCA revenue.  The CPUC staff recommended an overall base rate increase of $83 million.  In addition, the staff generally agreed with PSCo’s proposal for a PCCA mechanism through Dec. 31, 2009.  The staff’s filed case incorporated a 9.5 percent return on equity, adopted PSCo’s recommended capital structure and reduced depreciation expense by $19.6 million annually.

The OCC recommended, as subsequently corrected, an overall base rate increase of $35 million, which incorporated an 8.5 percent return on equity, adopted PSCo’s capital structure and reduced depreciation expense by $40.5 million annually.

On Sept. 29, 2006, PSCo filed answer testimony in which it advocated for a $206.6 million increase, composed of an approximate $172 million increase in base rate revenues, an estimated $30 million in PCCA revenue and an estimated $4.6 million in electric commodity adjustment (ECA) revenue to recover certain WindSource program costs.  PSCo continued to support an 11.0 percent return on equity, a 60 percent equity ratio and year-end rate base treatment of Comanche construction work in progress costs.  The primary changes from the original filing were to propose the recovery of certain WindSource program revenues through the ECA mechanism rather than through base rates, and an update of pension and other benefits expense.

On Oct. 20, 2006, PSCo entered into a comprehensive settlement agreement with several of the parties to the case, including the CPUC staff; the OCC, the Colorado Energy Consumers; The Kroger Co., Climax Molybdenum Company, and the Commercial Group.  If approved by the CPUC, the settlement would authorize an overall rate increase, effective Jan. 1, 2007. The settlement provides for an increase in base rates of $107 million, including an increase to depreciation expense of approximately $13.8 million and use of year-end 2006 rate base treatment for Comanche construction work in progress costs; an estimated $39.4 million in PCCA revenue and an estimated $4.6 million in ECA revenue to recover certain WindSource program costs.  As a part of the total revenue increase of $151 million, the settlement also included the following terms:

•                  A 10.50 percent return on equity and a 60 percent equity ratio;

•                  A PCCA rider for all purchased capacity costs, with no revenue credit;

•                  Recovery of certain WindSource-related costs through the ECA and the remainder through WindSource rates; and

•                  Implementation of a residential late payment fee of 1.00 percent.

The settlement also provides for recovery of fuel and purchased energy costs through the ECA.  The ECA mechanism would:

•                  Change quarterly;

•                  Allow for interest on any deferred balance;

•                  As noted above, provide for recovery of WindSource-related costs from non-participating customers updated annually to reflect the system costs absent WindSource resources;

•                  Provide for an incentive if targets for baseload energy production, or purchased energy benefits exceed certain thresholds.  If the thresholds are exceeded, sharing under the ECA incentive would be 80 percent to customers and 20 percent to PSCo and

•                  Sharing with customers of trading margins from system resources (generation-based trading) and non-system resources (proprietary trading) that are over and above the first approximately $1 million in margins achieved for each type of trading.  The sharing percentage for generation-based trading is 80 percent to customers and 20 percent to PSCo; the sharing percentage for the proprietary trading is 20 percent to customers and 80 percent to PSCo.

In a filing made with the CPUC on Oct. 20, 2006, the parties requested that the CPUC delay hearings currently scheduled to begin on Oct. 23, 2006 and hold hearings on the settlement beginning on Nov. 2, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xcel Energy Inc. (a Minnesota Corporation)

/s/ BENJAMIN G.S. FOWKE III
Benjamin G.S. Fowke III
Vice President and Chief Financial Officer

October 23, 2006